UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 26, 2012
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On July 26, 2012, TOR Minerals International, Inc. (the "Company") announced its financial results for the second quarter ended June 30, 2012.  Highlights for the second quarter of 2012 as compared to the second quarter of 2011 included:

  2Q12 revenue increased 35percent to $14.1 million
  2Q12 diluted net income increased 57 percent to $1.6 million
  2Q12 diluted EPS: $0.45 versus 2Q11 diluted EPS: $0.30
Revenue by Product Group (in 000's)	2Q12	2Q11	% Change
TiO2 Pigments	$7,485	$5,043	48%
Specialty Aluminas	4,918	4,449	11%
Other	1,705	997	71%
Total	$14,108	$10,489	35%

Net sales increased 35 percent during the second quarter of 2012 due to increases in all three of the Company's primary product categories. Sales of titanium dioxide (TiO2) pigments, which include HITOX®, TIOPREM® and synthetic rutile products, increased 48 percent to $7.5 million, as increased sales volume in North America, third party sales of synthetic rutile, and higher prices more than offset decreased pigment sales volumes in other areas of the world.  Sales of specialty alumina, which includes the ALUPREM®, HALTEX® and OPTILOAD® product groups, increased 11 percent during the second quarter of 2012.  The increase in alumina sales was due primarily to an increase in sales volume to a significant U.S. customer, which was partially offset by a decrease in European sales volume.

Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "In addition to higher average selling prices, the growth of our pigment business reflects the markets re-discovery of our colored TiO2 pigments as a partial replacement for commodity TiO2 and other colored pigments in paint and plastic formulations.  Many new customers are realizing the value-added characteristics of our niche specialty mineral products and are transitioning from sample to production order quantities, particularly in North America, our largest market."

Margin Table	2Q12	2Q11	Change
Gross Margin	26.0%	22.0%	+ 400 basis points
Operating Margin	15.6%	11.2%	+ 440 basis points
Net Margin	11.1%	9.4%	+ 170 basis points

During the second quarter of 2012, favorable trends in pricing and product mix more than offset increased raw material and energy costs. As a result, gross margin improved 410 basis points year over year to 26.0 percent of sales.  Operating income increased to $2.2 million, or 15.6 percent of sales, compared to operating income of $1.2 million, or 11.1 percent of sales, reported during the same period a year ago.

"We continue to demonstrate the earnings leverage in our business model as our bottom line grew at more than twice the rate of revenue during the first half of the year," said Dr. Karasch.  "While we expect cost pressures from raw materials and energy to continue during the balance of the year, increased utilization, favorable pricing, and improved efficiencies should offset these factors and drive continued earnings growth."

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"We posted our 7th quarter of year-over-year improvement in revenue and earnings as our new products continued to gain market acceptance and we continued to benefit from earnings leverage and operating efficiencies," said Dr. Karasch.  "We have differentiated products, low cost manufacturing techniques, and a culture that fosters continued innovation.  Combined with the right strategies, our goal is to continue to deliver on our targeted growth of 15% to 20% over the next three to five years," concluded Dr. Karasch.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated July 26, 2012, announcing the Company's second quarter 2012 financial results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: July 30, 2012	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated July 26, 2012, announcing the Company's second quarter 2012 financial results
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